On December 20, 2021, the Audit Committee of the Board of Directors approved the engagement of RSM US LLP (“RSM”) to serve as the independent registered public accounting firm for the Needham Growth Fund, Needham Aggressive Growth Fund, and Needham Small Cap Growth Fund, each a “Portfolio” of the Needham Funds, Inc (collectively the “Portfolios”) for the fiscal year ending December 31, 2021, in replacement of KPMG LLP (“KPMG”) which served previously as the independent registered public accounting firm for the Portfolios and resigned as the independent registered public accounting firm effective November 19, 2021.

The reports of KPMG on the financial statements of the Portfolios for the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for the fiscal years ended December 31, 2019 and December 31, 2020, and the subsequent period through November 19, 2021, there have been no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG would have caused them to make reference thereto in their report on the financial statements for such years. There were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the fiscal years of the Portfolios ended December 31, 2019 and December 31, 2020, and during the subsequent interim period ended November 19, 2021, neither the registrant, nor anyone acting on its behalf, consulted with RSM US LLP on behalf of the Portfolios regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

The registrant requested that KPMG furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not KPMG agrees with the above statements. A copy of the letter from KPMG to the Securities and Exchange Commission is filed as an exhibit hereto.

March 11, 2022

Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Commissioners:

We were previously principal accountants for Needham Growth Fund, Needham Aggressive Growth Fund, and Needham Small Cap Growth Fund, each a “Portfolio” of the Needham Funds, Inc. (collectively the “Portfolios”) and, under the dates of February 26, 2021 and February 28, 2020, we reported on the financial statements of the Portfolios as of and for the years ended December 31, 2020 and 2019, respectively. On November 19, 2021, we resigned as the independent registered public accountant of the Portfolios.

We have read the statements made by the Portfolios included under Item 13(a)(4) of Form N‑CSR dated March 11, 2022 and we agree with such statements except we are not in a position to agree or disagree with (1) the Portfolios’ statement that the Audit Committee of the Board of Directors approved the engagement of RSM US LLP to serve as the independent registered public accounting firm, or (2) the Portfolios’ statements in the third paragraph of Exhibit 13(a)(4) of Form N‑CSR.

Very truly yours,

/s/KPMG LLP

New York, New York